Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2008 Equity Incentive Compensation Plan of SouthPeak Interactive Corporation of our report dated October 25, 2007, with respect to the financial statements of SouthPeak Interactive Corporation, formerly known as Global Services Partners Acquisition Corp. (the "Company"), as of and for the period ended July 31, 2007. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

/s/ BDO Seidman, LLP
New York, New York
June 3, 2008